Exhibit 99.1

Assurant Reports Third Quarter 2013 Financial Results

3Q 2013 Net Operating Income of $131.1 million, $1.71 per diluted share

3Q 2013 Net Income of $128.8 million, $1.68 per diluted share

•	11 percent annualized operating ROE, excluding AOCI, year-to-date

•	8.2 percent growth in book value per diluted share, excluding AOCI, since year-end

•	7 percent growth in net earned premiums and fees in 3Q 2013

•	$124 million returned to shareholders in share repurchases and dividends in 3Q 2013

•	$370 million of deployable capital at quarter-end

NEW YORK, Oct. 23, 2013 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and related products and services, today reported results for the third quarter ended Sept. 30, 2013.

“We are pleased with the strong performance by Assurant Specialty Property and recognize the need for further improvements in our other businesses. Additional expense management actions already are underway to improve operational efficiencies and accelerate profitable growth,” said Robert B. Pollock, president and CEO of Assurant, Inc. “By expanding our portfolio through acquisitions and continuing to repurchase shares, we reaffirmed our commitments to long-term growth, disciplined capital management and delivering value to shareholders.”

Third Quarter 2013 Consolidated Results

•	Net operating income[1] increased to $131.1 million, or $1.71 per diluted share, compared to third quarter 2012 net operating income of $128.2 million, or $1.55 per diluted share. Strong results at Assurant Specialty Property, primarily due to the absence of reportable catastrophes, offset declines at the other businesses.

•	Net income increased to $128.8 million, or $1.68 per diluted share, compared to third quarter 2012 net income of $126.3 million, or $1.52 per diluted share, driven by Assurant Specialty Property. After-tax net realized losses on investments were $2.3 million, compared to net realized gains of $5.5 million in third quarter 2012. Third quarter 2012 results include an unfavorable $7.4 million tax adjustment.

•	Net earned premiums, fees and other income were $2.1 billion, compared to $2.0 billion in third quarter 2012, reflecting continued growth at Assurant Specialty Property and Assurant Solutions.

•	Net investment income decreased to $159.2 million, compared to third quarter 2012 net investment income of $169.4 million, due to lower investment yields.

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Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	3Q	3Q	9 Months	9 Months
(dollars in millions, net of tax)	2013	2012	2013	2012
Assurant Solutions	$36.2	$36.7	$102.5	$120.5
Assurant Specialty Property	115.1	89.4	315.8	294.7
Assurant Health	6.6	11.3	5.3	51.8
Assurant Employee Benefits	6.1	13.2	23.7	40.9
Corporate and other	(22.0)	(15.6)	(57.6)	(43.6)
Amortization of deferred gain on disposal of businesses	2.6	3.0	8.0	9.0
Interest expense	(13.5)	(9.8)	(37.3)	(29.4)

Net operating income	131.1	128.2	360.4	443.9

Adjustments:
Net realized (losses) gains on investments	(2.3)	5.5	19.7	22.2
Change in tax liabilities	—	(7.4)	—	(7.4)

Net income	$128.8	$126.3	$380.1	$458.7

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last seven quarters (page 20), is available in the Company’s Financial Supplement, located in the Investor Relations section of www.assurant.com.

Assurant Solutions

(in millions)	3Q13	3Q12	% Change	9M13	9M12	% Change
Net operating income	$36.2	$36.7	(1)%	$102.5	$120.5	(15)%
Net earned premiums, fees and other	$792.9	$752.6	5%	$2,336.1	$2,173.7	7%

•	Net operating income was flat in third quarter 2013. Results benefited from a $5.8 million net change in tax liabilities. Absent this item, net operating income decreased in the quarter, primarily due to unfavorable domestic loss experience from an established mobile program.

•	Net earned premiums, fees and other income increased in the quarter, driven primarily by Latin American operations. Domestic premiums reflect continued growth at a large service contract client and in vehicle service contracts. Lower production at retail clients and the previously disclosed loss of a mobile client offset the increase. Fee income increased due to new domestic mobile programs introduced during the year.

•	Domestic combined ratio increased to 99.3 percent, compared to 97.0 percent in third quarter 2012, reflecting unfavorable mobile loss experience. Third quarter 2012 results include a favorable $4.0 million client-related settlement.

•	International combined ratio improved to 100.8 percent, compared to 103.4 percent in third quarter 2012, due to previous expense reduction efforts in Europe. Third quarter 2012 results include a $3.8 million expense for increases in tax liabilities.

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Assurant Specialty Property

(in millions)	3Q13	3Q12	% Change	9M13	9M12	% Change
Net operating income	$115.1	$89.4	29%	$315.8	$294.7	7%
Net earned premiums, fees and other	$642.0	$544.9	18%	$1,809.9	$1,568.7	15%

•	Net operating income increased in the quarter, primarily reflecting the absence of reportable catastrophes as well as continued growth in the lender-placed business. Reportable catastrophe losses totaled $17.9 million in third quarter 2012.

•	Net earned premiums, fees and other income increased in the quarter, primarily due to growth from lender-placed loan portfolios and the discontinuation of a client quota-share arrangement in second quarter 2013. Revenue growth from the multi-family housing business also contributed to the increase.

•	Combined ratio declined to 76.2 percent, compared to 79.8 percent in third quarter 2012. Results for the quarter reflect the absence of reportable catastrophes. An increase in general expenses to support new loan portfolios and additional customer service initiatives partially offset the improved loss experience.

Assurant Health

(in millions)	3Q13	3Q12	% Change	9M13	9M12	% Change
Net operating income	$6.6	$11.3	(42)%	$5.3	$51.8	(90)%
Net earned premiums, fees and other	$405.6	$405.0	—	$1,193.8	$1,230.9	(3)%

•	Net operating income decreased in third quarter 2013, primarily due to less favorable loss experience, reflecting price changes made in response to minimum loss ratio requirements on major medical policies.

•	Net earned premiums, fees and other income were flat in the quarter. Growth in small group, affordable choice and supplemental products was offset by a decline in individual major medical premiums.

•	Sales were up in third quarter 2013, reflecting increases in major medical and affordable choice products.

Assurant Employee Benefits

(in millions)	3Q13	3Q12	% Change	9M13	9M12	% Change
Net operating income	$6.1	$13.2	(54)%	$23.7	$40.9	(42)%
Net earned premiums, fees and other	$258.3	$259.7	(1)%	$775.1	$784.4	(1)%

•	Net operating income decreased in third quarter 2013, primarily due to less favorable disability loss experience.

•	Net earned premiums, fees and other income were flat in third quarter 2013 as continued growth in voluntary products was offset by declines primarily in long-term disability.

•	Sales increased in third quarter 2013, primarily reflecting strong voluntary product sales including dental.

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Corporate & Other

(in millions)	3Q13	3Q12	% Change	9M13	9M12	% Change
Net operating loss	$(22.0)	$(15.6)	(41)%	$(57.6)	$(43.6)	(32)%

•	Net operating loss increased for third quarter 2013 due to employee-related expenses.

Capital Position

•	Corporate capital was approximately $620 million as of Sept. 30, 2013, excluding $468 million set aside from the March 2013 debt offering to repay debt maturing in February 2014. Excluding a $250 million risk buffer, deployable capital totaled approximately $370 million. In the third quarter of 2013, the business segments paid approximately $110 million of dividends, net of infusions, to the holding company. In addition, the Company paid $55 million for the previously disclosed acquisition of Field Asset Services and set aside $160 million of deployable capital in advance of the expected closing of the Lifestyle Services Group acquisition.

•	Share repurchases and dividends totaled $123.8 million in third quarter 2013, including $18.8 million in dividends to shareholders. Assurant repurchased 1.9 million shares of common stock for $104.9 million during the quarter. Through Oct. 18, 2013, the Company repurchased an additional 490,900 shares for $27.7 million, with $169.7 million remaining in repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.4 billion at Sept. 30, 2013, up $41.7 million from Dec. 31, 2012.

•	Book value per diluted share[2], excluding AOCI, increased 8.2 percent to $58.27 at Sept. 30, 2013 from $53.87 at Dec. 31, 2012. AOCI decreased $444.1 million to $386.3 million as of Sept. 30, 2013 from $830.4 million at Dec. 31, 2012, reflecting a decline in net unrealized gains due to rising interest rates.

•	Annualized operating return on average equity (ROE)[3], excluding AOCI, was 11.0 percent for the first nine months of 2013 compared to full-year operating ROE, excluding AOCI, of 10.4 percent in 2012.

•	Total assets as of Sept. 30, 2013 were approximately $29.3 billion. The ratio of debt to total capital[4], excluding AOCI, increased to 27.1 percent at Sept. 30, 2013 from 18.3 percent at Dec. 31, 2012 due to the March 2013 debt issuance. The ratio of invested assets to equity increased to 3.1 percent compared to 2.9 percent at Dec. 31, 2012.

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Company Outlook

Based on current market conditions, for full-year 2013, the Company now expects:

•	Assurant Solutions to achieve modest growth in net earned premiums and fees, reflecting increased sales in domestic and international service contracts. Excluding disclosed items, the international full-year 2013 combined ratio to improve 100 to 200 basis points from 102.4 percent reported in 2012. The domestic combined ratio to be above 98 percent due to higher mobile loss experience and additional expenses related to areas targeted for growth. Expense management efforts to accelerate in fourth quarter 2013. Excluding disclosed items, net operating income in fourth quarter 2013 to be comparable to quarterly results so far this year. Based on these factors, Assurant Solutions now to generate about $50 million of net operating income in fourth quarter 2014, for approximately a 14 percent annualized operating ROE.

•	Assurant Health’s pre-tax earnings to decline compared to 2012 due to ongoing implementation of health care reform and less investment income from real estate joint venture partnerships. Net earned premiums to decline but overall insured lives and sales to increase as consumers continue to look for affordable health care alternatives. Expense management efforts to continue as the business eliminates underwriting for major medical policies as mandated by health care reform as of January 2014. On an after-tax basis, business to be modestly profitable, primarily reflecting a higher 2013 effective tax rate and anticipated expense actions in the fourth quarter.

•	Assurant Employee Benefits’ net earned premiums and fees to be consistent with 2012 levels. Voluntary premiums to continue to grow. Earnings to decline from 2012 due to less favorable disability loss experience, a 50 basis point reduction (to 4.25 percent) in the reserve discount rate for new long-term disability claims in 2013 and lower net investment income. Additional expense management actions to be taken in fourth quarter 2013.

•	Corporate & Other full-year 2013 net operating loss to be approximately $75 million, primarily due to additional expenses related to areas targeted for growth and employee-related costs, excluding interest expense and amortization of deferred gains on disposal of businesses.

Consistent with the previously reported outlook, for full-year 2013, the Company continues to expect:

•	Assurant Specialty Property’s net earned premiums and fees to increase compared to 2012 due to higher volume in lender-placed loan portfolios, the discontinuation of a client quota-share arrangement and growth in multi-family housing products. Overall results to be affected by changes in placement rates, premium rates and catastrophe losses. Excluding disclosed items, expense ratio to increase compared to 2012, primarily reflecting increased costs to support new loan portfolios and additional customer service initiatives. Non-catastrophe loss ratio to increase due to higher claims frequency.

•	Capital Deployment to enhance risk-adjusted returns through share repurchases, dividends and selective investments in growth, subject to market conditions and other restrictions. Business segment 2013 dividends to Corporate to approximate net operating income subject to the growth of the businesses, rating agency and regulatory capital requirements as well as investment performance.

Earnings Conference Call

•	The third quarter 2013 earnings conference call and webcast will be Thurs., Oct. 24, 2013 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

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About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant provides debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; solar project insurance; lender-placed homeowners insurance; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $29 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,500 employees worldwide and is headquartered in New York’s financial district. For more information on Assurant, please visit www.assurant.com and follow us on Twitter (@AssurantNews).

Media Contact:

Vera Carley

Director, Media Relations and Financial Communications

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contacts:

Francesca Luthi

Senior Vice President, Investor Relations

Phone: 212.859.7197

francesca.luthi@assurant.com

OR

Suzanne Shepherd

Director, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

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The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of the premium rates we charge, increases in the claims we pay, fines or penalties, or other expenses;

(ii)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(iii)	loss of significant client relationships, distribution sources and contracts;

(iv)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(v)	current or new laws and regulations that could increase our costs and decrease our revenues;

(vi)	losses due to natural or man-made catastrophes;

(vii)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(viii)	deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill;

(ix)	risks related to outsourcing activities;

(x)	failure to attract and retain sales representatives or key managers;

(xi)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xii)	inadequacy of reserves established for future claims;

(xiii)	failure to predict or manage benefits, claims and other costs;

(xiv)	uncertain tax positions and unexpected tax liabilities;

(xv)	fluctuations in exchange rates and other risks related to our international operations;

(xvi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xvii)	significant competitive pressures in our businesses;

(xviii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xix)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xx)	inability of reinsurers to meet their obligations;

(xxi)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxii)	cyber security threats and cyber attacks;

(xxiii)	failure to effectively maintain and modernize our information systems;

(xxiv)	data breaches compromising client information and privacy;

(xxv)	failure to find and integrate suitable acquisitions and new ventures;

(xxvi)	inability of our subsidiaries to pay sufficient dividends;

(xxvii)	failure to provide for succession of senior management and key executives; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2012 Annual Report on Form 10-K and First Quarter 2013 Form 10-Q, as filed with the SEC.

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Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholders’ value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $63.39 and $64.14 as of Sept. 30, 2013 and Dec. 31, 2012, respectively, as shown in the reconciliation table below.

	3Q 2013	4Q 2012
Book value per diluted share (excluding AOCI)	$58.27	$53.87
Change due to effect of including AOCI	5.12	10.27

Book value per diluted share	$63.39	$64.14

(3)	Assurant uses annualized operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annualized GAAP ROE, defined as net income, for the period presented, divided by average stockholders’ equity for the period and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the nine months ended Sept. 30, 2013 and twelve months ended Dec. 31, 2012 was 10.2 percent and 9.6 percent, respectively, as shown in the following reconciliation table.

	9 Months 2013	12 Months 2012
Annualized operating return on average equity (excluding AOCI)	11.0%	10.4%
Net realized gains on investments	0.6%	1.0%
Change in tax liabilities	—	(0.2)%
Change due to effect of including AOCI	(1.4)%	(1.6)%

Annualized GAAP return on average equity	10.2%	9.6%

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(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of Sept. 30, 2013 and Dec. 31, 2012 was 25.5 percent and 15.8 percent, respectively, as shown in the following reconciliation table.

	3Q 2013	4Q 2012
Debt to total capital ratio (excluding AOCI)	27.1%	18.3%
Change due to effect of including AOCI	(1.6)%	(2.5)%

Debt to total capital ratio	25.5%	15.8%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Nine Months Ended Sept. 30, 2013 and 2012

	3Q	3Q	9 Months
	2013	2012	2013	2012
	(in thousands except number of shares and per share amount)
Revenues
Net earned premiums	$1,947,431	$1,838,481	$5,714,293	$5,407,778
Net investment income	159,209	169,433	489,118	541,042
Net realized (losses) gains on investments	(3,631)	8,460	30,264	34,179
Amortization of deferred gain on disposal of businesses	4,074	4,600	12,238	13,817
Fees and other income	151,567	124,106	401,126	350,478

Total revenues	2,258,650	2,145,080	6,647,039	6,347,294

Benefits, losses and expenses
Policyholder benefits	933,832	895,480	2,708,143	2,623,865
Selling, underwriting, general and administrative expenses	1,110,076	1,025,903	3,270,365	2,955,273
Interest expense	20,771	15,078	57,369	45,228

Total benefits, losses and expenses	2,064,679	1,936,461	6,035,877	5,624,366

Income before provision for income taxes	193,971	208,619	611,162	722,928
Provision for income taxes	65,183	82,331	231,071	264,210

Net income	$128,788	$126,288	$380,091	$458,718

Net income per share:
Basic	$1.70	$1.54	$4.89	$5.35
Diluted	$1.68	$1.52	$4.84	$5.30

Dividends per share	$0.25	$0.21	$0.71	$0.60

Share data:
Basic weighted average shares outstanding	75,544,542	82,156,838	77,662,796	85,723,387

Diluted weighted average shares outstanding	76,459,791	82,959,453	78,562,001	86,598,708

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At Sept. 30, 2013 and Dec. 31, 2012

	September 30,	December 31,
	2013	2012
	(in thousands)
Assets
Investments and cash and cash equivalents	$16,160,659	$15,885,722
Reinsurance recoverables	5,684,585	6,141,737
Deferred acquisition costs	3,090,637	2,861,163
Goodwill	672,233	640,714
Assets held in separate accounts	1,858,699	1,731,873
Other assets	1,881,772	1,685,398

Total assets	$29,348,585	$28,946,607

Liabilities
Policyholder benefits and claims payable	$12,051,112	$12,474,095
Unearned premiums	6,455,337	6,192,260
Debt	1,638,388	972,399
Liabilities related to separate accounts	1,858,699	1,731,873
Deferred gain on disposal of businesses	103,382	115,620
Accounts payable and other liabilities	2,458,748	2,274,994

Total liabilities	24,565,666	23,761,241

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,396,613	4,354,963
Accumulated other comprehensive income	386,306	830,403

Total stockholders’ equity	4,782,919	5,185,366

Total liabilities and stockholders’ equity	$29,348,585	$28,946,607